Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2024 FOURTH QUARTER RESULTS
Fourth Quarter Fiscal 2024 Results:
Revenues Increased to $891 Million, Up 9% in Both U.S. Dollars and Constant Currency
Delivered Operating Margin of 16.3%; Adjusted Operating Margin of 14.6%
GAAP EPS of $1.71 and Adjusted EPS of $2.01
Full Fiscal Year 2024 Results:
Revenues Increased to $2.8 Billion, Up 3% in Both U.S. Dollars and Constant Currency
Delivered Operating Margin of 9.5%; Adjusted Operating Margin of 9.2%
GAAP EPS of $3.09 and Adjusted EPS of $3.14
Full Fiscal Year 2025 Outlook:
Expects Revenue Increase between 11.5% and 13.5% in U.S. Dollars
GAAP and Adjusted Operating Margins between 7.4% and 8.4% and 7.5% and 8.5%, Respectively
Expects GAAP EPS between $2.08 and $2.43 and Adjusted EPS between $2.56 and $3.00
Declares Special Dividend of $2.25 per Share and Quarterly Dividend of $0.30 per Share
LOS ANGELES, March 20, 2024 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and full fiscal year ended February 3, 2024.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our fourth quarter results, which exceeded our expectations for revenues, operating earnings and earnings per share, and capped an outstanding year for our Company. We grew revenues by 9% for the quarter and 3% for the year. We grew GAAP earnings per share by 40% to $3.09 and adjusted earnings per share by 15% to $3.14. Our disciplined approach in managing the business enabled us to deliver $330 million of operating cash flow and $248 million of free cash flow and end the year with a cash position of $360 million, well ahead of our expectations. As a result of this strong performance, we are pleased to share that our Board has declared a Special Dividend of $2.25 per share to be paid in May, in line with our commitment to return capital directly to shareholders.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “We saw strong brand momentum all over the world and are very pleased with how our customers are responding to our collections across all our product categories. Our results this past year are a strong testament that our brand elevation strategy and the transformation of our business are taking hold and creating strong value. I want to take this opportunity to thank our teams for a job well done this year. Regarding the future, we are very excited. We have built a powerful global platform that will enable us to drive the development and expansion of our Guess and Marciano businesses, as well as rag & bone, which we are thrilled to be adding to our portfolio through our first acquisition since Guess was created 43 years ago.”

Mr. Alberini concluded, “Looking forward, we are excited about our plans for the new fiscal year. We believe we are at an inflection point, and we expect to exceed $3 billion in revenues for the first time in our Company’s history with a solid growth plan for our core business, the integration of rag & bone into our portfolio and the launch of Guess Jeans to capture the demand from Generation Z consumers. Our business model is strong and highly diversified, we have great products that are resonating well with our customers, we are well positioned with a strong capital structure and have a great team very capable and ready to execute on our ambitions.”

Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
Fourth Quarter Fiscal 2024 Results
For the fourth quarter of the fiscal year ended February 3, 2024 (“fiscal 2024”), the Company recorded GAAP net earnings of $115.3 million, a 20% increase from $95.8 million for the same prior-year quarter. GAAP diluted net earnings per share (“EPS”) increased 20% to $1.71 for the fourth quarter of fiscal 2024, compared to $1.42 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.06 and a negative impact from currency of $0.01 on GAAP diluted EPS in the fourth quarter of fiscal 2024 when compared to the same prior-year quarter. The Company’s fourth quarter fiscal 2024 results included 14 weeks, while the fourth quarter of the fiscal year ended January 28, 2023 (“fiscal 2023”) results included 13 weeks.
For the fourth quarter of fiscal 2024, the Company’s adjusted net earnings were $110.8 million, a 13% increase from $98.2 million for the same prior-year quarter. Adjusted diluted EPS increased 16% to $2.01, compared to $1.74 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.09 and a negative impact from currency of $0.01 on adjusted diluted EPS in the fourth quarter of fiscal 2024 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the fourth quarter of fiscal 2024 increased 9% to $891.1 million from $817.8 million in the same prior-year quarter. In constant currency, net revenue also increased by 9%, driven by the favorable impact on revenue from the additional week in the current quarter.
•Europe revenues increased 9% in U.S. dollars and 10% in constant currency. Retail comparable sales (including e-commerce) increased 6% in U.S. dollars and 7% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 4% in U.S. dollars and 5% in constant currency.
•Americas Retail revenues increased 1% in U.S. dollars and remained flat in constant currency. Retail comparable sales (including e-commerce) decreased 1% in U.S. dollars and 2% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 44% in U.S. dollars and 39% in constant currency.
•Asia revenues increased 18% in U.S. dollars and 19% in constant currency. Retail comparable sales (including e-commerce) decreased 2% in U.S. dollars and 1% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 4% in both U.S. dollars and constant currency.
•Licensing revenues increased 15% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2024 increased 39.9% to $144.8 million (including $0.6 million in non-cash impairment charges taken on certain long-lived store related assets, $0.2 million net losses on lease modifications and a $0.2 million unfavorable currency translation impact), from $103.6 million (including $4.3 million in non-cash impairment charges taken on certain long-lived store related assets and $0.6 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the fourth quarter of fiscal 2024 increased 3.6% to 16.3%, from 12.7% for the same prior-year quarter, driven primarily by higher revenues and initial markups and lower expenses, including a net positive impact from the settlement of a previously-disclosed stockholder derivative lawsuit, partially offset by the unfavorable impact of currency and higher markdowns. The negative impact of currency on operating margin for the quarter was approximately 50 basis points.
For the fourth quarter of fiscal 2024, adjusted earnings from operations increased 21.1% to $130.2 million, from $107.5 million in the same prior-year quarter. Adjusted operating margin increased 1.5% to 14.6%, from 13.1% for the same prior-year quarter, driven primarily by higher revenues and initial markups, partially offset by the unfavorable impact of currency, higher expenses and higher markdowns.

•Operating margin for the Company’s Europe segment increased 2.0% to 18.0% in the fourth quarter of fiscal 2024, from 16.0% in the same prior-year quarter, driven primarily by higher initial markups and higher revenues, partially offset by the unfavorable impact of currency and higher markdowns.
•Operating margin for the Company’s Americas Retail segment decreased 0.4% to 15.0% in the fourth quarter of fiscal 2024, from 15.4% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales, partially offset by the favorable impact of currency.
•Operating margin for the Company’s Americas Wholesale segment increased 7.6% to 28.5% in the fourth quarter of fiscal 2024, from 20.9% in the same prior-year quarter, driven primarily by higher product margin and revenues.
•Operating margin for the Company’s Asia segment increased 2.0% to 4.8% in the fourth quarter of fiscal 2024, from 2.8% in the same prior-year quarter, driven primarily by higher revenues, partially offset by lower product margins and higher expenses.
•Operating margin for the Company’s Licensing segment increased 4.5% to 92.7% in the fourth quarter of fiscal 2024, from 88.2% in the same prior-year quarter, mainly driven by the favorable impact of lower expenses and higher royalties.
Loss on Extinguishment of Debt. In January 2024, the Company issued approximately $64.8 million principal amount of additional convertible senior notes due April 2028 (the “Additional 2028 Notes”) in exchange for approximately $67.1 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the currently outstanding convertible senior notes due April 2028 (the “Initial 2028 Notes”, and together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of these transactions, approximately $48.1 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these transactions, the Company recognized a $4.7 million loss on extinguishment of debt during the fourth quarter of fiscal 2024.
Other income, net. Other income, net for the fourth quarter of fiscal 2024 was $13.2 million compared to $0.9 million for the same prior-year quarter. The change was primarily due to lower net unrealized losses from foreign exchange currency contracts compared to the same prior-year quarter and a realized gain on sale of other assets.
Full Year Fiscal 2024 Results
For fiscal 2024, the Company recorded GAAP net earnings of $198.2 million, a 32% increase from $149.6 million for fiscal 2023. The results for fiscal 2024 included a net positive impact of $26.9 million from discrete tax adjustments related primarily to the consolidation of certain business functions into Switzerland. GAAP diluted EPS increased 42% to $3.09 for fiscal 2024, compared to $2.18 during fiscal 2023. The Company estimates a positive impact from its share buybacks of $0.19 and a negative impact from currency of $0.02 on GAAP diluted

EPS for fiscal 2024 when compared to fiscal 2023. The Company’s fiscal 2024 results included 53 weeks, while fiscal 2023 results included 52 weeks.
For fiscal 2024, the Company recorded adjusted net earnings of $174.0 million, an 8% increase from $161.1 million for fiscal 2023. Adjusted diluted EPS increased 15% to $3.14, compared to $2.74 for fiscal 2023. The Company estimates its share buybacks had a positive impact of $0.23 and currency had a negative impact of $0.04 on adjusted diluted EPS during fiscal 2024 when compared to fiscal 2023.
Net Revenue. Total net revenue for fiscal 2024 increased 3% to $2.78 billion, from $2.69 billion in fiscal 2023. In constant currency, net revenue also increased by 3%, driven by the favorable impact on revenue from the additional week in the current year.
•Europe revenues increased 7% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) increased 9% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in U.S. dollars and 3% in constant currency.
•Americas Retail revenues decreased 6% in U.S. dollars and 7% in constant currency. Retail comparable sales (including e-commerce) decreased 5% in U.S. dollars and 6% constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in both U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 3% in U.S. dollars and 6% in constant currency.
•Asia revenues increased 16% in U.S. dollars and 18% in constant currency. Retail comparable sales (including e-commerce) decreased 2% in U.S. dollars and increased 1% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Licensing revenues increased 9% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for fiscal 2024 increased by 6% to $263.3 million (including $6.9 million in non-cash impairment charges taken on certain long-lived store related assets, $1.7 million net gains on lease modifications and a $2.5 million unfavorable currency translation impact), from $248.2 million (including $9.5 million in non-cash impairment charges taken on certain long-lived store related assets and $2.3 million net gains on lease modifications) in fiscal 2023. GAAP operating margin in fiscal 2024 increased 0.3% to 9.5%, from 9.2% in fiscal 2023, driven primarily by higher initial markups and the favorable impact of business mix and higher revenues, partially offset by higher expenses, unfavorable currency impact and lower government subsidies. The negative impact of currency on operating margin for fiscal 2024 was approximately 100 basis points.
For fiscal 2024, adjusted earnings from operations decreased 3.0% to $255.0 million, from $262.9 million in fiscal 2023. Adjusted operating margin decreased 0.6% to 9.2% for fiscal 2024, from 9.8% in fiscal 2023, driven primarily by higher expenses, including higher store costs and performance-based compensation, unfavorable currency impact and lower government subsidies, partially offset by higher initial markups and the favorable impact of business mix and higher revenues.
•Operating margin for the Company’s Europe segment in fiscal 2024 remained relatively flat from fiscal 2023 at 11.6%, driven primarily by higher initial markups and the favorable impact of higher revenues, offset by the unfavorable impact of currency, higher expenses and lower government subsidies compared to the prior year.

•Operating margin for the Company’s Americas Retail segment decreased 3.5% to 8.0% in fiscal 2024, from 11.5% in fiscal 2023, driven primarily by the unfavorable impact from lower revenues, higher expenses and higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment increased 4.8% to 27.2% in fiscal 2024, from 22.4% in fiscal 2023, driven primarily by higher product margin, partially offset by higher expenses.
•Operating margin for the Company’s Asia segment increased 4.9% to 2.9% in fiscal 2024, from negative 2.0% in fiscal 2023, driven primarily by the favorable impact of higher revenues, partially offset by higher expenses.
•Operating margin for the Company’s Licensing segment increased 4.2% to 93.3% in fiscal 2024, from 89.1% in fiscal 2023, mainly due to the favorable impact of lower expenses and higher royalties.
Loss on Extinguishment of Debt. In April 2023, the Company issued $275 million principal amount of Initial 2028 Notes in privately negotiated exchange and subscription agreements with a limited number of holders of its 2024 Notes and certain other investors. As part of these April transactions, the Company exchanged approximately $184.9 million of its 2024 Notes for approximately $163.0 million of Initial 2028 Notes and approximately $33.3 million in cash, and issued $112.0 million of Initial 2028 Notes. Immediately following the closing of these April transactions, approximately $115.0 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these April transactions, the Company recognized a $7.7 million loss on extinguishment of debt during the first quarter of fiscal 2024.
In January 2024, the Company issued approximately $64.8 million principal amount of Additional 2028 Notes in exchange for approximately $67.1 million of its outstanding 2024 Notes. The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the Initial 2028 Notes. Immediately following the closing of these January transactions, approximately $48.1 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these January transactions, the Company recognized a $4.7 million loss on extinguishment of debt during the fourth quarter of fiscal 2024.
Other expense, net. Other expense, net for fiscal 2024 was $5.1 million compared to $39.8 million in fiscal 2023. The change was primarily due to lower net realized and unrealized losses from foreign currency exposures and, to a lesser extent, net unrealized gains compared to net unrealized losses on the Company’s SERP-related assets and foreign exchange currency contracts compared to fiscal 2023.

Outlook
The Company’s expectations for the first quarter and full fiscal year 2025, which include projected rag & bone results subsequent to the expected closing of the transaction in the first quarter of fiscal 2025, are as follows:

Outlook for Total Company[1]

	First Quarter of Fiscal 2025	Fiscal 2025

Consolidated net revenue in U.S. dollars	increase between 1.0% and 2.0%	increase between 11.5% and 13.5%

GAAP operating margin	(3.5)% to (3.0)%	7.4% to 8.4%

Adjusted operating margin	(2.8)% to (2.3)%	7.5% to 8.5%

GAAP diluted earnings (loss) per share	$(0.50) to $(0.46)	$2.08 to $2.43

Adjusted diluted earnings (loss) per share	$(0.41) to $(0.37)	$2.56 to $3.00
______________________________________________________________________
See page 17 for footnotes.
A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted earnings (loss) per share to adjusted diluted earnings (loss) per share for the first quarter and full fiscal year 2025 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	First Quarter of Fiscal 2025	Fiscal 2025

GAAP operating margin	(3.5)% to (3.0)%	7.4% to 8.4%
Transaction costs[2]	0.7%	0.1%
Adjusted operating margin	(2.8)% to (2.3)%	7.5% to 8.5%

GAAP diluted earnings (loss) per share	$(0.50) to $(0.46)	$2.08 to $2.43
Transaction costs[2]	0.08	0.05
Amortization of debt discount[2]	0.01	0.03
Convertible notes if-converted method[2]	—	0.40 to 0.49
Adjusted diluted earnings (loss) per share	$(0.41) to $(0.37)	$2.56 to $3.00
______________________________________________________________________________
See page 17 for footnotes.
The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2025 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2025

Net cash provided by operating activities	$260
Less: Purchases of property and equipment	(90)
Less: Payments for property and equipment under finance leases	(10)
Free cash flow	$160
______________________________________________________________________
See page 17 for footnotes.

Dividends
The Company’s Board of Directors has approved a special cash dividend of $2.25 per share on the Company’s common stock and a quarterly cash dividend of $0.30 per share on the Company’s common stock. Both dividends will be payable on May 3, 2024 to shareholders of record as of the close of business on April 17, 2024.
Share Repurchases
During April 2023, in connection with the exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 2.2 million shares of its common stock for $42.5 million through broker-assisted market transactions, pursuant to the Company’s 2021 Share Repurchase Program, leaving a capacity of $19.7 million under its previously announced share repurchase program. During January 2024, in connection with the additional exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 0.9 million shares of its common stock for $21.1 million through broker-assisted market transactions under its 2021 Share Repurchase Program. The Board of Directors expanded its repurchase authorization by $1.4 million to cover the January 2024 repurchase transactions. As of February 3, 2024, the Company had no remaining authority under the 2021 Share Repurchase Program to purchase its common stock.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the Company’s acquisition of rag & bone, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the Additional 2028 Notes and convertible note hedge transactions, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the consolidation of certain business functions into Switzerland and, to a lesser extent, adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary and the impact from changes in the income tax law in certain tax jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on March 20, 2024 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 3, 2024, the Company directly operated 1,002 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 551 additional retail stores worldwide. As of February 3, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s planned acquisition of rag & bone; statements concerning the impacts of the ongoing conflicts in Ukraine and Gaza and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the first quarter and full year of fiscal 2025; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to complete or integrate planned acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	February 3, 2024		January 28, 2023		February 3, 2024		January 28, 2023

Product sales	$862,746	96.8%	$793,262	97.0%	$2,663,282	95.9%	$2,583,913	96.2%
Net royalties	28,304	3.2%	24,522	3.0%	113,248	4.1%	103,437	3.8%
Net revenue	891,050	100.0%	817,784	100.0%	2,776,530	100.0%	2,687,350	100.0%

Cost of product sales	486,068	54.6%	456,058	55.8%	1,553,950	56.0%	1,538,603	57.3%

Gross profit	404,982	45.4%	361,726	44.2%	1,222,580	44.0%	1,148,747	42.7%

Selling, general and administrative expenses	259,330	29.1%	254,496	31.1%	954,078	34.4%	893,297	33.2%
Asset impairment charges	594	0.0%	4,292	0.5%	6,887	0.2%	9,544	0.4%
Net (gains) losses on lease modifications	232	0.0%	(613)	(0.1%)	(1,662)	(0.1%)	(2,267)	(0.1%)

Earnings from operations	144,826	16.3%	103,551	12.7%	263,277	9.5%	248,173	9.2%

Other income (expense):
Interest expense	(5,933)	(0.7%)	(3,449)	(0.5%)	(21,816)	(0.8%)	(13,190)	(0.5%)
Interest income	3,543	0.4%	1,256	0.2%	12,100	0.4%	2,885	0.1%
Loss on extinguishment of debt	(4,655)	(0.5%)	—	—%	(12,351)	(0.4%)	—	—%
Other, net	13,152	1.4%	894	0.1%	(5,075)	(0.2%)	(39,822)	(1.4%)

Earnings before income tax expense	150,933	16.9%	102,252	12.5%	236,135	8.5%	198,046	7.4%

Income tax expense	30,788	3.4%	3,759	0.5%	25,418	0.9%	36,502	1.4%

Net earnings	120,145	13.5%	98,493	12.0%	210,717	7.6%	161,544	6.0%

Net earnings attributable to noncontrolling interests	4,875	0.6%	2,650	0.3%	12,518	0.5%	11,934	0.4%

Net earnings attributable to Guess?, Inc.	$115,270	12.9%	$95,843	11.7%	$198,199	7.1%	$149,610	5.6%

Net earnings per common share attributable to common stockholders:
Basic	$2.15		$1.75		$3.67		$2.62
Diluted	$1.71		$1.42		$3.09		$2.18

Weighted average common shares outstanding attributable to common stockholders:
Basic	52,990		54,036		53,329		56,484
Diluted	68,600		67,887		69,782		70,087

Effective income tax rate	20.4%		3.7%		10.8%		18.4%

Adjusted selling, general and administrative expenses[3]:	$274,759	30.8%	$254,197	31.1%	$967,546	34.8%	$885,813	33.0%

Adjusted earnings from operations[3]:	$130,223	14.6%	$107,529	13.1%	$255,034	9.2%	$262,934	9.8%

Adjusted net earnings attributable to Guess?, Inc.[3]:	$110,805	12.4%	$98,200	12.0%	$174,036	6.3%	$161,056	6.0%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[3,4]	54,580		55,923		54,661		58,123

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[3,4]	$2.01		$1.74		$3.14		$2.74

Adjusted effective income tax rate[3]:	17.5%		5.1%		22.2%		18.7%
__________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., (iv) reported GAAP income tax expense to adjusted income tax expense, and (v) reported GAAP diluted EPS to adjusted diluted EPS are as follows:

	Three Months Ended		Fiscal Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023

Reported GAAP selling, general and administrative expenses	$259,330	$254,496	$954,078	$893,297
Certain professional service and legal fees and related credits (costs)[5]	15,994	(299)	14,033	(7,484)
Transaction costs[6]	(565)	—	(565)	—

Adjusted selling, general and administrative expenses[3]	$274,759	$254,197	$967,546	$885,813

Reported GAAP earnings from operations	$144,826	$103,551	$263,277	$248,173
Certain professional service and legal fees and related (credits) costs[5]	(15,994)	299	(14,033)	7,484
Transaction costs[6]	565	—	565	—
Asset impairment charges[7]	594	4,292	6,887	9,544
Net (gains) losses on lease modifications[8]	232	(613)	(1,662)	(2,267)

Adjusted earnings from operations[3]	$130,223	$107,529	$255,034	$262,934

Reported GAAP net earnings attributable to Guess?, Inc.	$115,270	$95,843	$198,199	$149,610
Certain professional service and legal fees and related (credits) costs[5]	(15,994)	299	(14,033)	7,484
Transaction costs[6]	565	—	565	—
Asset impairment charges[7]	594	4,292	6,887	9,544
Net (gains) losses on lease modifications[8]	232	(613)	(1,662)	(2,267)
Loss on extinguishment of debt[9]	4,655	—	12,351	—
Amortization of debt discount[10]	271	—	622	—
Fair value remeasurement of derivatives[11]	(998)	—	(998)	—
Discrete income tax adjustments[12]	3,815	(492)	(26,854)	132
Income tax impact from adjustments[13]	2,395	(1,129)	(1,041)	(3,447)

Total adjustments affecting net earnings attributable to Guess?, Inc.	(4,465)	2,357	(24,163)	11,446

Adjusted net earnings attributable to Guess?, Inc.[3]	$110,805	$98,200	$174,036	$161,056

Reported GAAP income tax expense	$30,788	$3,759	$25,418	$36,502
Discrete income tax adjustments[12]	(3,815)	492	26,854	(132)
Income tax impact from adjustments[13]	(2,395)	1,129	1,041	3,447

Adjusted income tax expense[3]	$24,578	$5,380	$53,313	$39,817

Adjusted effective income tax rate[3]	17.5%	5.1%	22.2%	18.7%

Reported GAAP diluted EPS	$1.71	$1.42	$3.09	$2.18
Convertible notes if-converted method[4]	0.36	0.29	0.39	0.40
Certain professional service and legal fees and related (credits) costs[5,14]	(0.18)	0.00	(0.15)	0.08
Transaction costs[6,14]	0.01	—	0.01	—
Asset impairment charges[7,14]	0.01	0.05	0.07	0.11
Net (gains) losses on lease modifications[8,14]	0.00	(0.01)	(0.02)	(0.03)
Loss on extinguishment of debt[9,14]	0.05	—	0.13	—
Amortization of debt discount[10,14]	0.00	—	0.01	—
Fair value remeasurement of derivatives[11,14]	(0.01)	—	(0.01)	—
Discrete income tax adjustments[12]	0.06	(0.01)	(0.38)	0.00

Adjusted diluted EPS[3,4]	$2.01	$1.74	$3.14	$2.74
__________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Fiscal Year Ended
	February 3, 2024	January 28, 2023	% change	February 3, 2024	January 28, 2023	% change
Net revenue:
Europe	$484,623	$444,320	9%	$1,475,604	$1,380,790	7%
Americas Retail	245,924	244,357	1%	710,908	758,100	(6%)
Americas Wholesale	49,542	34,475	44%	199,903	206,208	(3%)
Asia	82,657	70,110	18%	276,867	238,815	16%
Licensing	28,304	24,522	15%	113,248	103,437	9%
Total net revenue	$891,050	$817,784	9%	$2,776,530	$2,687,350	3%

Earnings (loss) from operations:
Europe	$87,382	$70,979	23%	$171,726	$159,629	8%
Americas Retail	36,769	37,632	(2%)	56,829	87,184	(35%)
Americas Wholesale	14,139	7,198	96%	54,403	46,266	18%
Asia	3,970	1,981	100%	7,897	(4,811)	(264%)
Licensing	26,230	21,618	21%	105,649	92,117	15%
Total segment earnings from operations	168,490	139,408	21%	396,504	380,385	4%

Corporate overhead	(22,838)	(32,178)	(29%)	(128,002)	(124,935)	2%
Asset impairment charges	(594)	(4,292)	(86%)	(6,887)	(9,544)	(28%)
Net gains (losses) on lease modifications	(232)	613	(138%)	1,662	2,267	(27%)
Total earnings from operations	$144,826	$103,551	40%	$263,277	$248,173	6%

Operating margins:
Europe	18.0%	16.0%		11.6%	11.6%
Americas Retail	15.0%	15.4%		8.0%	11.5%
Americas Wholesale	28.5%	20.9%		27.2%	22.4%
Asia	4.8%	2.8%		2.9%	(2.0%)
Licensing	92.7%	88.2%		93.3%	89.1%

GAAP operating margin for total Company	16.3%	12.7%		9.5%	9.2%
Certain professional service and legal fees and related (credits) costs[3,5]	(1.8%)	0.0%		(0.4%)	0.3%
Transaction costs[3,6]	0.1%	—%		0.0%	—%
Asset impairment charges[3,7]	0.0%	0.5%		0.2%	0.4%
Net (gains) losses on lease modifications[3,8]	0.0%	(0.1%)		(0.1%)	(0.1%)
Adjusted operating margin for total Company[3]	14.6%	13.1%		9.2%	9.8%
______________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	February 3, 2024			January 28, 2023

	Three Months Ended				% change
Net revenue:
Europe	$484,623	$2,311	$486,934	$444,320	9%	10%
Americas Retail	245,924	(2,401)	243,523	244,357	1%	(0%)
Americas Wholesale	49,542	(1,680)	47,862	34,475	44%	39%
Asia	82,657	1,108	83,765	70,110	18%	19%
Licensing	28,304	—	28,304	24,522	15%	15%
Total net revenue	$891,050	$(662)	$890,388	$817,784	9%	9%

	Fiscal Year Ended
Net revenue:
Europe	$1,475,604	$3,022	$1,478,626	$1,380,790	7%	7%
Americas Retail	710,908	(3,322)	707,586	758,100	(6%)	(7%)
Americas Wholesale	199,903	(6,434)	193,469	206,208	(3%)	(6%)
Asia	276,867	5,634	282,501	238,815	16%	18%
Licensing	113,248	—	113,248	103,437	9%	9%
Total net revenue	$2,776,530	$(1,100)	$2,775,430	$2,687,350	3%	3%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 3, 2024	January 28, 2023

ASSETS

Cash and cash equivalents	$360,285	$275,765

Receivables, net	314,769	341,939

Inventories	466,297	510,899

Other current assets	84,122	83,102

Property and equipment, net	246,648	240,355

Operating lease right-of-use assets	667,031	636,148

Other assets	450,869	337,240

Total assets	$2,590,021	$2,425,448

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$40,781	$40,380

Current operating lease liabilities	166,451	170,192

Current portion of convertible senior notes due 2024, net	48,048	—

Other current liabilities	536,277	552,480

Long-term debt and finance lease obligations	28,210	95,921

Convertible senior notes due 2024, net	—	298,931

Convertible senior notes due 2028, net	336,717	—

Long-term operating lease liabilities	542,392	528,236

Other long-term liabilities	155,829	157,403

Redeemable and nonredeemable noncontrolling interests	50,376	47,792

Guess?, Inc. stockholders’ equity	684,940	534,113

Total liabilities and stockholders’ equity	$2,590,021	$2,425,448

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	February 3, 2024	January 28, 2023

Net cash provided by operating activities	$330,381	$169,188

Net cash used in investing activities	(75,145)	(89,868)

Net cash used in financing activities	(168,837)	(217,190)

Effect of exchange rates on cash and cash equivalents	(1,879)	(1,930)

Net change in cash and cash equivalents	84,520	(139,800)

Cash and cash equivalents at the beginning of the year	275,765	415,565

Cash and cash equivalents at the end of the year	$360,285	$275,765

Supplemental information:

Depreciation and amortization	$61,349	$61,467

Total lease costs (excluding finance lease cost)	$318,978	$300,488

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	February 3, 2024	January 28, 2023

Net cash provided by operating activities	$330,381	$169,188

Less: Purchases of property and equipment	(74,207)	(89,503)

Less: Payments for property and equipment under finance leases	(7,752)	(7,503)

Free cash flow	$248,422	$72,182

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of February 3, 2024

United States	231	231	—	—	—	—
Canada	53	53	—	—	—	—
Central and South America	101	72	29	29	29	—

Total Americas	385	356	29	29	29	—

Europe and the Middle East	770	543	227	57	57	—
Asia and the Pacific	398	103	295	247	134	113

Total	1,553	1,002	551	333	220	113

	As of January 28, 2023

United States	240	240	—	—	—	—
Canada	62	62	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	405	371	34	29	29	—

Europe and the Middle East	794	560	234	54	54	—
Asia and the Pacific	409	115	294	250	129	121

Total	1,608	1,046	562	333	212	121

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the first quarter and full fiscal year 2025 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the first quarter and full fiscal 2025 outlook exclude (i) transaction costs in connection with the acquisition of rag & bone, (ii) the amortization of the debt discount related to the 2028 Notes and (iii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[3]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[4]
The Company excludes the dilutive impact of the Notes at stock prices below $44.15 for the 2024 Notes and below $41.37 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $44.15 for the 2024 Notes and $41.37 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[5]
Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations. Amounts include a net benefit of approximately $16.6 million recorded during the fourth quarter of fiscal 2024 as a result of the settlement of the Company’s previously-disclosed stockholder derivative lawsuit brought by the Employees Retirement System of Rhode Island.

[6]	Adjustments represent transaction costs in connection with the acquisition of rag & bone which the Company otherwise would not have incurred as part of its business operations.

[7]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[8]	Adjustments represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.

[9]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and January 2024.

[10]	In April 2023 and January 2024, the Company issued $275 million and $65 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuance of Additional 2028 Notes in January 2024. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[11]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[12]
Adjustments represent discrete income tax items related primarily to a benefit recognized during the third quarter of fiscal 2024 related to the consolidation of certain business functions into Switzerland and, to a lesser extent, adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary and the impact from changes in the income tax law in certain tax jurisdictions.

[13]
The income tax effect of certain professional service and legal fees and related (credits) costs, transaction costs in connection with the acquisition of rag & bone, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount and fair value remeasurement of derivatives was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[14]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.